UQM TECHNOLOGIES, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of January 1, 2003, by and between UQM TECHNOLOGIES, INC. f/k/a UNIQUE MOBILITY, INC., a corporation organized under the laws of Colorado ("Employer"), and Donald A. French, an adult resident of Aurora, Colorado ("Executive").

WHEREAS, Executive is currently a party to an Employment Agreement with Employer dated January 1, 2000 (the "Old Agreement"); and

WHEREAS, Executive and Employer wish to replace the Old Agreement with this Agreement:

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, Employer and Executive agree as follows:

1.    Termination of Old Agreement. Upon execution of this Agreement, the Old Agreement is hereby retroactively terminated, effective as of the date hereof.

2.    Employment. Employer hereby agrees to continue to employ Executive as its president and chief executive officer and Chairman of the Board of Directors for the term of employment set forth herein, and Executive hereby accepts such employment, all upon the terms and conditions hereinafter set forth.

3.    Duties. Executive shall perform the duties assigned to him by the Chief Executive Officer, subject to the control, supervision and direction of the Chief Executive Officer.

4.    Performance. During the term of Executive's employment under this Agreement and any renewal thereof, Executive shall devote Executive's best efforts and full working time and attention exclusively to the performance of the duties hereunder and to promoting and furthering the business of Employer, and shall not, during the term of employment, be engaged in any other business activity for personal pecuniary advantage. This paragraph shall not be construed as preventing Executive from investing Executive's assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made, subject to the provisions of Paragraph 17 hereof. Notwithstanding the foregoing, Executive may perform and assume other activities and obligations as the Board of Directors shall from time to time approve.

5.    Term of Employment, Expiration and Termination.

    (a)    Subject to the provisions of Paragraphs 15 and 16, the term of employment of Executive pursuant to this Agreement shall commence on January 1, 2003, and shall continue through December 31, 2007 (the "Original Term of Employment").

    (b)    Upon expiration of this Agreement, if Employer elects to not continue Executive's employment, Employer shall provide Executive notice of such fact and shall pay Executive: a lump sum equal to twenty-four (24) month's salary.

    (c)    Upon expiration of this Agreement, if Employer elects to continue Executive's employment without a written employment agreement, Executive's employment shall be at will, except that Executive's employment may be terminated without cause by Employer after notice to Executive. Upon such termination Employer shall pay Executive: a lump sum equal to twenty-four (24) month's salary.

    (d)    On termination of Executive's employment for cause during the Original Term of Employment pursuant to Paragraph 15(a), Executive shall receive no further salary.

    (e)    On termination of Executive's employment without cause during the Original Term of Employment pursuant to Paragraph 15(c), Employer shall pay Executive a lump sum equal to twenty-four (24) months' salary. In the event of a material breach of this Agreement by Employer that is not cured after notice from Executive, Executive may elect to treat such breach as a constructive termination under this subparagraph entitling Executive to the benefits hereunder.

    (f)    On termination of Executive's employment by Executive without cause either (i) during the Original Term of Employment pursuant to Paragraph 16(b), or (ii) after expiration of the Original Term of Employment if Executive's employment continues without written agreement, Employer shall pay Executive a lump sum equal to three (3) month's salary, and Executive shall be entitled to no other severance benefits, except as provided under Subparagraph 5(k). Notwithstanding the foregoing, if Executive’s termination is under the provisions of Subparagraph 5(h) regarding voluntary retirement after the age of sixty-two years and six months, the provisions of this Subparagraph 5(f) shall not be applicable and the provisions of Subparagraph 5(h) shall control.

    (g)    If Executive's employment is terminated as a result of a hostile Change in Control (as defined below) of Employer, such termination shall be deemed a termination without cause under the provisions of Paragraph 5(e), except that Executive shall receive a severance amount equal to twice any amount due under Paragraph 5(e). Any termination of Executive in contemplation of or within twelve (12) months after such Change in Control, except a termination for cause under Paragraph 15(a), shall be deemed a termination under this Subparagraph (g). Further, if Executive's position is materially changed by Employer in contemplation of or within twelve (12) months after any such Change in Control, Executive may elect to treat such change as a constructive termination under this subparagraph entitling Executive to the benefits hereunder. "Change of Control" means the election of new board members constituting a majority of the directors then in office, which new board members were not nominated by a majority of the directors in office on the date hereof.

    (h)    Upon Executive's voluntary retirement after age sixty-two years and six months (62 1/2) during or upon expiration of the Original Term of Employment, or any extension thereof, Executive shall receive the severance benefits described under Paragraph 5(e), i.e., as if the severance was a termination without cause by the Employer, except that the amount due shall be paid in two (2) equal installments; one-half (1/2) on termination and one/half (1/2) on the anniversary date of such termination. In order to exercise his rights under this Subparagraph 5(h), Executive shall provide Employer at least six (6) months’ prior written notice of his intent to do so.

    (i)    Upon any termination of Executive, at Executive's election, Employer shall assign to Executive or Executive's designee any life and disability insurance policies or other fringe benefits which may so be assigned. Any continued cost of such policies or benefits shall be Executive's responsibility.

    (j)    Upon the expiration or termination of Executive's employment, Executive or Executive's legal representative upon request shall promptly deliver to Employer all originals and all duplicates or copies of all documents, records, notebooks and similar repositories of or containing Confidential Information as defined in Paragraph 18 then in his possession, whether prepared by Executive or not.

    (k)    Upon any termination of Executive’s employment under the provisions of Subparagraphs 5(b), (c), (e), (g) or (h), or Paragraph 10, Executive and his dependent(s) shall be entitled to continue to participate at Employer’s expense in Employer’s health care and hospitalization plan(s) until Executive has reached age 65. Upon termination of Executive’s employment under the provisions of Subparagraph 5(f) (regarding termination of Executive’s employment by Employer without cause), Executive and his dependent(s) shall be entitled to continue to participate at Employer’s expense in Employer’s health care and hospitalization plan(s) for a period of three (3) months after the termination of Executive’s employment. Such benefit shall be in addition to, not in lieu of, any rights provided by law for Executive to continue to participate in Employer’s health care and hospitalization plan(s).

6.    Compensation. For the services to be rendered by Executive hereunder, Employer agrees to pay Executive during the term of employment, and Executive agrees to accept:

    (a)    An annual base salary of $173,000. Executive's annual base salary shall not be decreased during the Original Term of Employment.

    (b)    Executive's salary shall be paid in equal semi-monthly installments on the fifteenth and final day of each month during the term of his employment.

    (c)    Executive shall receive fringe benefits in accordance with Employer's policies and practices for employees generally (including, without limitation, participation in any stock option plans, life and disability insurance plans, health care and hospitalization plans, medical and dental reimbursement plans, profit sharing plans, retirement plans and other employee benefit plans) for which Executive is qualified. At Employer's expense Executive shall have a medical exam every year. In addition to the foregoing, Executive shall be provided the use of an automobile for combined business and personal use. The automobile shall be provided on similar or equivalent terms and conditions as exist for other executives who also may receive this benefit.

    (d)    During the last quarter of each fiscal year of Employment, Employer shall review Executive's performance under this Agreement and establish goals and objectives for Executive's performance for the next fiscal year. In such review, Employer, in its reasonable discretion, shall consider increasing Executive's salary and compensation based on relevant factors such as Executive's performance, Employer's accomplishments, increase or decrease in Executive's responsibilities, and cost of living increases. Any salary increases normally are to be effective on January 1 of each year.

    (e)    Employer has adopted a bonus plan to be administered by its Compensation Committee and in the Compensation Committee's discretion may award bonuses and stock options to Executive on terms to be determined by the Compensation Committee. As soon as practicable after the effective date of this Agreement, January 1, 2000, Executive shall receive an additional grant of options to purchase 70,000 shares at an exercise price determined based on the "Fair Market Value" of the stock, as defined under Employer's Stock Option Plan, on the date of the grant of the option.

7.    Working Facilities. Executive shall be furnished with appropriate office space, secretarial assistance, and such other facilities and services as are suitable to Executive's position and adequate for the performance of Executive's duties.

8.    Expenses. Employer shall reimburse Executive for all reasonable expenses that Executive incurs in connection with the business of Employer or any of its subsidiaries and in the performance of Executive's duties under this Agreement. Employer shall also reimburse Executive for membership fees and expenses related to Executive's membership in professional organizations, clubs, societies and groups as may be approved by the Board of Directors from time to time, subject to such rules, regulations and record-keeping requirements as may be established from time to time by the Board.

9.    Vacations. Executive shall be entitled each year to a vacation of four (4) weeks, during which time his compensation shall be paid in full. Vacation time accrued during each calendar year must be used by the end of each calendar year, or will be lost, and will not accrue from one calendar year to the next. Exceptions to the foregoing non-accrual policy may be provided under terms and conditions approved in writing by resolution of the Board of Directors or its compensation committee in such body's sole discretion based on prolonged extra-ordinary work demands preventing Executive's timely taking vacation.

10.    Disability. If Executive is unable to perform Executive's services by reason of illness or incapacity for a period of more than six (6) consecutive months, and subject to the provisions of Paragraph 11, Employer may terminate Executive's employment. Employer shall receive a credit against Executive's salary for any disability compensation benefit for the same calendar period received by Executive from Worker's Compensation or any commercial insurance carrier under Paragraph 11 while Executive is employed with the Employer. In the event Executive’s employment is terminated under this Paragraph 10, Executive shall receive the severance benefits described under Subparagraphs 5(e) and 5(k), i.e., as if the severance was a termination without cause by the Employer, except that the amount due shall be paid in two (2) equal installments, one-half (1/2) on termination and one-half (1/2) on the anniversary date of such termination.

11.    Insurance for the Benefit of Executive.

    (a)    Subject to the provisions of Paragraph 6(c), Executive shall be covered by Employer's medical and disability insurance in effect from time to time, the premiums for which shall be paid for by Employer.

    (b)    Employer shall at its expense continuously maintain without interruption in the name of Executive or Executive's designee or for the benefit of Executive or Executive's designee, life insurance coverage in an amount equal to Executive's then current salary for three (3) years.

12.    Insurance for the Benefit of Employer. Employer shall have the right from time to time to apply for and take out in its name and at its own expense, life, health or other insurance upon Executive in any sum or sums which may be deemed necessary by Employer to protect its interest under this Agreement and Executive shall do all such things as may be necessary to assist in the procuring of such insurance by making a proper application therefore as may be required by the insurance company and submitting to the usual and customary medical examinations. Executive, in Executive's capacity as Executive, shall have no right, title or interest in or to such insurance, but the same shall be solely for the benefit of Employer and any amounts payable thereunder shall be solely payable to such Employer.

13.    Death During Employment. If Executive dies during the term of his employment under this Agreement, Employer shall pay to the estate of Executive the compensation which would otherwise be payable to Executive up to the end of the third month after the month in which his death occurs. If, by that time, Executive's estate has not received any proceeds of the insurance provided for in Paragraph 11, Employer shall continue Executive's salary hereunder for up to an additional three months, or until such insurance proceeds are received, whichever is earlier ("Reimbursable Payments"), provided that Executive's estate shall reimburse Employer for any such Reimbursable Payments made from the proceeds of such insurance.

14.    Representation and Warranty. Executive represents and warrants that he is not now, and will not be on the date of commencement of this Agreement, a party to any agreement, contract or understanding, whether of employment, agency or otherwise, which would in any way restrict or prohibit Executive from undertaking and performing Executive's duties in accordance with the terms and provisions of this Agreement.

15.    Termination by Employer.

    (a)    Employer may terminate Executive's employment for cause, which is defined as follows:

        (i)    Fraud, malfeasance, or embezzlement against Employer's assets or conviction of any felony;

        (ii)    Except under circumstances of disability contemplated by the provisions of Paragraph 10, cessation of Executive's performance of Executive's duties hereunder or deliberate and substantial failure to perform them in a capable and conscientious manner;

        (iii)    Violation of the provisions of Paragraph 14; or

        (iv)    Deliberate and substantial breach of Executive's material obligations under any other provision hereof that is not cured within 30 days after notice to Executive of the breach.

    (b)    Should the Board of Directors of Employer determine cause exists, as defined in Subparagraph (a), to terminate Executive's employment, prior to termination for such cause, Employer shall provide Executive written notice reasonably describing the basis for the contemplated termination and a two-week period of time in which to respond in writing and in person prior to Employer's final determination of cause. During the period between such notice and final determination, the Board may suspend the performance of Executive's duties under this Agreement and direct Executive's non-attendance at work. However, Executive's right to compensation under this Agreement shall continue through and to any final termination of employment for cause.

    (c)    Employer may terminate Executive's employment upon three (3) months notice without cause, subject to the applicable provisions of Paragraph 5. During the period between such notice and final determination, the Board may suspend the performance of Executive's duties under this Agreement and direct Executive's non-attendance at work.

16.    Termination by Executive.

    (a)    Executive shall have the right to terminate his employment on forty-five (45) days' written notice to Employer of any default by Employer in performing its duties under this Agreement, subject to the provisions of Paragraph 5(e) and provided that Executive may not terminate his employment if Employer cures the default within fifteen (15) days after receiving such notice.

    (b)    Except as provided in Subparagraph 5(h) (requiring six (6) months’ notice in the case of voluntary retirement), Executive may terminate Executive's employment upon three (3) months notice without cause, subject to the applicable provisions of Subparagraph 5(f).

17.    Restrictive Covenant.

    (a)    Executive agrees and covenants that, without the Board's prior written consent and except on behalf of Employer, he will not in any manner, directly or indirectly, own, manage, operate, control, be employed by, participate in, assist or be associated in any manner with any person, firm or corporation anywhere in the world whose business competes with Unique or any subsidiary of Unique. This covenant shall remain in effect until a date one (1) year after the date Executive's employment is terminated or, if his employment is terminated pursuant to Paragraph 16(a), until the termination date. Notwithstanding any other provision of this Agreement, Executive may own up to three percent (3%) of the outstanding stock of a competing publicly traded corporation so long as he takes no other action furthering the business of such corporation.

    (b)    Until a date one (1) year after the termination date, Executive shall not (i) solicit any other employee of Employer to leave the employ of Employer, or in any way interfere with the relationship between Employer and any other employee of Employer, or (ii) induce any customer, supplier, licensee, or other business relation of Employer to cease doing business with Employer, or in any way interfere with the relationship between any customer or business relation and Employer.

18.    Confidentiality.

    (a)    Definitions. For purposes of this Agreement, the following definitions shall apply:

        (i)    "Inventions" shall mean all inventions, improvements, modifications, and enhancements, whether or not patentable, made by Executive within the scope of Executive's duties during Executive's employment by Employer.

        (ii)    "Confidential Information" shall mean Employers proprietary know-how and information disclosed by Employer to Executive or acquired by Executive from Employer during Executive's employment with Employer about Employer's plans, products, processes and services, which Employer protects against disclosure to third parties. Confidential Information shall not include the Executive's general knowledge and experience possessed prior to or obtained during his employment with Employer.

    (b)    Restrictions on Disclosure.

        (i)    During the period of employment with Employer and thereafter, Executive shall not disclose Confidential Information to any third parties other than Employer, its employees, agents, consultants, contractors and designees without the prior written permission of Employer, or use Confidential Information for any purpose other than the conduct of Employer's business.

        (ii)    The restrictions on disclosure and use set forth herein shall not apply to any Confidential Information which:

            A.     At the time of disclosure to Executive by Employer is generally available to the public or thereafter becomes generally known to the public, through no fault of Executive;

            B.     Was known by Executive prior to his employment with Employer;

            C.     Executive at any time receives from a third party not under any obligation of secrecy or confidentiality to Employer;

            D.     Employer discloses to a third party not under any obligation of secrecy or confidentiality to it; and

            E.     Executive is requested or required to disclose pursuant to a subpoena or order of a court or other governmental agency, in which case Executive shall notify Employer as far in advance of disclosure as is practicable.

    (c)    Obligations Regarding Inventions. Without any royalty or any other additional consideration to Executive: (i) Executive shall promptly inform Employer of any Inventions by a written report, setting forth the conception and reduction to practice of all inventions; (ii) Executive hereby agrees to assign and assigns to Employer all of his right, title and interest: (1) to any Inventions made during the term of his employment by Employer (including without limitation the right to license or sell such Invention to others), (2) to applications for United States and foreign letters patent, and (3) to United States and foreign letters patent granted upon such Inventions; and (iii) Executive agrees upon request and at the sole cost and expense of Employer to, at all times, do such acts (such as giving testimony in support of his inventorship) and execute and deliver promptly to Employer such papers, instruments, and documents as from time to time may be necessary or useful to apply for, secure, maintaining, reissue, extend or defend Employer's interest in any Inventions or any or all United States and foreign letters patent, so as to secure Employer the full benefits of any Inventions or discoveries or otherwise to carry into full force and effect the intent of the assignment set out in subparagraph 18(c)(ii).

    (d)    Remedies. Executive acknowledges and agrees that Executive's disclosure of any Confidential Information would result in irreparable injury to Employer. Executive acknowledges and agrees that the Confidential Information is non-public information which Employee has expanded substantial time, money and effort to develop and is property considered "Trade Secrets" of Employer within the meaning of Colorado law. Therefore, upon the breach or threatened breach of the covenants in this paragraph by Executive, Employer shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction prohibiting such disclosure and any other equitable relief that the court deems appropriate. In addition, Employer shall be entitled to seek damages.

    (e)    Any Confidential Information that is directly or indirectly originated, developed or perfected to any degree by Executive during the term of his employment by Employer shall be and remain the sole property of Employer.

19.    Resolution of Disputes. In addition to any other remedies available to Employer, Employer shall be entitled to specific performance of the covenants contained in Paragraphs 17 and 18. If either party is successful in enforcing its rights under this Paragraph 19, the unsuccessful party shall reimburse the successful party for all of the costs of such enforcement, including but not limited to costs, litigation expenses and reasonable attorneys' fees. Except for an action to interpret or enforce Paragraphs 17 or 18, any controversy or claim arising out of or relating to the interpretation, alleged breach or enforcement of this Agreement shall be settled by arbitration before a single arbitrator in Denver, Colorado, in accordance with the commercial rules then in effect of the American Arbitration Association, Colorado Revised Statutes pertaining to the arbitration of civil disputes. The arbitrator, who shall be a person experienced in negotiating and making employment agreements and resolving employment disputes and in any other pertinent areas of law, shall make reasonably detailed findings to support any decision and award. The award of the arbitrator shall be final and binding and may be entered as a judgment in any court of competent jurisdiction. As part of the award in any arbitration or judicial proceedings, the prevailing party may be awarded its reasonable attorneys' fees, witness fees, expert witness fees and related costs and expenses in the discretion of the arbitrator.

20.    Notices. All notices under this Agreement shall be delivered by hand or by registered or certified mail. Notices intended for Executive shall be addressed to Executive at 1194 S. Kalispell Street, Aurora, Colorado 80017. Notices intended for Employer shall be addressed to it at 7501 Miller Drive, Frederick, Colorado 80530. All notices shall be effective upon actual delivery if by hand, or, if by mail, five (5) days after being deposited in the United States mail, postage prepaid and addressed as required by this section. Either party may by notice accomplished in accordance with this Paragraph 20 change the address to which future notices may be sent.

21.    Miscellaneous Provisions.

    (a)    This Agreement contains the entire agreement between the parties and supersedes all prior agreements and it shall not be amended or otherwise modified in any manner except by an instrument in writing executed by both parties.

    (b)    Neither this Agreement nor any rights or duties under this Agreement may be assigned or delegated by either party unless the other party consents in writing.

    (c)    Except as otherwise provided herein, this Agreement shall be binding upon the inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

    (d)    This Agreement has been entered into in Colorado and shall be governed by the laws of that state.

    (e)    In fulfilling their respective obligations under this Agreement and conducting themselves pursuant to it, each party shall act reasonably and in good faith.

    (f)    If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the invalid or unenforceable provision shall be deemed severed from this Agreement and the balance of this Agreement shall remain in full force and effect and be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

EXECUTIVE:

/s/ Donald A. French
Donald A. French

EMPLOYER:

UQM TECHNOLOGIES, INC.

By: /s/ William G. Rankin its President
William G. Rankin